Exhibit 99.1
Investor Relations Contact:
Raphael Gross/ Don Duffy
203.682.8200
Kona Grill, Inc. Announces the Resignation of Jason Merritt
Company Initiates Search for Replacement
SCOTTSDALE—(Globe Newswire)—November 19, 2008—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced that Jason Merritt, Executive Vice President and Chief Operating Officer, has resigned to pursue other business and personal interests. Mr. Merritt has served in that position since October 2003. The Company has initiated a search for a qualified replacement.
Mark Bartholomay, Senior Vice President of Development, will serve as Chief Operating Officer on an interim basis.
Marcus Jundt, President and Chief Executive Officer stated, “On behalf of the Board of Directors and myself, I’d like to extend our sincere gratitude to Jason for his leadership and contributions to our Company over so many years. We certainly wish him well in all his future pursuits. Most importantly, we are thankful that the senior management team at Kona Grill possesses sufficient bench strength to ensure business continuity until a full-time candidate is identified.”
About Kona Grill
Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar and is open daily for lunch and dinner. Sunday through Thursday, the restaurant is open from 11 a.m. to 11 p.m., and until midnight on Friday and Saturday. The restaurant offers patrons two happy hours. Weekday Happy Hour is offered Monday through Friday from 3 p.m. until 7 p.m. A Reverse Happy Hour is also offered Monday through Saturday from 9 p.m. until 11 p.m. Both Happy Hours feature a selection of half-priced appetizers, pizzas and sushi rolls, plus a selection of drink specials. For further information, please visit our website at www.konagrill.com